Exhibit 99.1

Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2015

MAYFIELD VILLAGE, Ohio, March 4, 2016 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2015.

Net income for the quarter ended December 31, 2015 was $3,045,000, or $.58 per diluted share, compared to $2,488,000, or $.46 per diluted share, for the comparable period in 2014. Net sales in the fourth quarter of 2015 were $91,961,000 compared to $96,179,000 in the fourth quarter of 2014.

Currency exchange rates had an unfavorable impact on 2015 fourth quarter net sales of $10,547,000, and $36,874,000 for the year. The unfavorable impact on net income was $670,000 for the fourth quarter, and $60,000 for the year.

Net income for the year ended December 31, 2015 was $6,675,000, or $1.24 per diluted share, compared to $12,861,000, or $2.39 per diluted share in 2014. Net sales for 2015 were $354,666,000 compared to $388,185,000 in 2014.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The fourth quarter was our strongest sales quarter of the year. In local currencies, sales improved 6 ½% over the fourth quarter of 2014. Improvements in our Asia Pacific and Americas segments offset lower sales in our EMEA and U.S.A. segments reflecting the benefit of our geographic diversity. Our full-year results include $4 million of restructuring charges as well as $7.5 million of unrealized currency losses primarily on intercompany transactions compared to $3 million in 2014."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to develop new products and improve productivity, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014

Net sales	$ 91,961	$ 96,179	$ 354,666	$ 388,185
Cost of products sold	65,872	66,331	251,214	267,237
GROSS PROFIT	26,089	29,848	103,452	120,948

Costs and expenses
Selling	7,739	8,645	30,593	35,655
General and administrative	9,281	10,416	36,878	42,563
Research and engineering	3,559	3,945	14,879	16,302
Other operating expense (income) - net	347	2,564	8,753	5,190
	20,926	25,570	91,103	99,710

OPERATING INCOME	5,163	4,278	12,349	21,238

Other income (expense)
Interest income	74	138	391	483
Interest expense	(142)	(154)	(565)	(658)
Other income (expense) - net	63	111	(469)	347
	(5)	95	(643)	172

INCOME BEFORE INCOME TAXES	5,158	4,373	11,706	21,410

Income taxes	2,113	1,885	5,031	8,549

NET INCOME	$ 3,045	$ 2,488	$ 6,675	$ 12,861

BASIC EARNINGS PER SHARE
Net Income	$ 0.58	$ 0.46	$ 1.25	$ 2.39

DILUTED EARNINGS PER SHARE
Net Income	$ 0.58	$ 0.46	$ 1.24	$ 2.39

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,258	5,354	5,350	5,377

Weighted-average number of shares outstanding - diluted	5,276	5,361	5,366	5,382

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2015	2014

ASSETS
Cash and cash equivalents	$ 30,393	$ 29,643
Accounts receivable, less allowances of $2,326 ($2,370 in 2014)	63,626	67,942
Inventories - net	69,912	80,037
Deferred income taxes	8,608	7,249
Prepaids	9,615	9,167
Other current assets	6,343	6,625
TOTAL CURRENT ASSETS	188,497	200,663

Property, plant and equipment - net	91,965	102,531
Other intangibles - net	11,288	14,121
Goodwill	15,821	17,792
Deferred income taxes	5,299	5,773
Other assets	11,703	13,087

TOTAL ASSETS	$ 324,573	$ 353,967

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 413	$ 1,809
Current portion of long-term debt	110	116
Trade accounts payable	20,377	22,332
Accrued compensation and amounts withheld from employees	9,306	9,876
Accrued expenses and other liabilities	21,685	21,194
TOTAL CURRENT LIABILITIES	51,891	55,327

Long-term debt, less current portion	31,754	31,749
Other noncurrent liabilities and deferred income taxes	21,944	23,966

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,221,062 and 5,397,138 issued and outstanding, as of December 2015 and December 2014	12,478	12,433
Common shares issued to Rabbi Trust, 296,635 and 292,609 shares at December 31, 2015 and December 31, 2014, respectively	(12,052)	(11,790)
Deferred Compensation Liability	12,052	11,790
Paid-in capital	22,916	22,795
Retained earnings	292,311	289,849
Treasury shares, at cost, 1,018,013 and 819,424 shares at December 31, 2015 and December 31, 2014	(54,570)	(47,018)
Accumulated other comprehensive loss	(54,151)	(35,134)
TOTAL SHAREHOLDERS' EQUITY	218,984	242,925

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 324,573	$ 353,967

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249